UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 26, 2020
____________________
RED ROBIN GOURMET BURGERS, INC.
(Exact name of registrant as specified in its charter)
Delaware	001-34851	84-1573084
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
6312 S. Fiddler’s Green Circle, Suite 200N
Greenwood Village, Colorado 80111
(Address of principal executive offices) (zip code)
(303) 846-6000
(Registrant’s telephone number, including area code)
_______________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	RRGB	NASDAQ (Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01. Entry into a Material Definitive Agreement.

On March 26, 2020, Red Robin Gourmet Burgers, Inc. (the “Company”) entered into a cooperation agreement (the “Agreement”) with Vintage Capital Management, LLC (“Vintage Capital”) and Kahn Capital Management, LLC (“Kahn Capital”) (collectively, the “Vintage Parties”), which together own approximately 11.6% of the Company’s common stock.

Under the terms of the Agreement, the Company will immediately appoint one new independent director to the Company’s Board of Directors (the “Board”), Anthony Ackil. Mr. Ackil is expected to stand for election at the Company’s 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”) and at the Company’s 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”). If Mr. Ackil resigns, refuses, or is unable to serve as a director at any time prior to the end of the Restricted Period, the Vintage Parties may recommend a substitute independent director that otherwise satisfies the Board’s criteria for selection of directors subject to the approval of the nomination and governance committee and the Board, such approval not to be unreasonably withheld.

Under the Agreement, the Vintage Parties are permitted to acquire up to 20% of the Company’s common stock without being deemed an “Acquiring Person” under the Company’s Rights Agreement, dated as of June 4, 2019, or triggering the restrictions on business combinations that would otherwise be imposed under Section 203 of the Delaware General Corporation Law (“Section 203”).

Under the Agreement, the Vintage Parties agreed to certain standstill restrictions until the date that is thirty (30) days prior to the first date on which stockholders may nominate individuals for election to the Board at the 2022 annual meeting of the Company’s stockholders (the “Restricted Period”), except as otherwise indicated in the Agreement.  These standstill restrictions include, but are not limited to (i) engaging in any solicitation of proxies or consents with respect to the election or removal of directors; (ii) pursuing any change in, or attempting to influence, the Company’s operations, business, corporate strategy or policies or encouraging, advising or influencing any other person with respect to the giving or withholding of any proxy; (iii) forming or joining a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) with respect to the common stock and other voting securities of the Company; (iv) beneficially owning more than 20.0% of the Company’s common stock; (v) selling, offering or agreeing to sell, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying Company common stock; (vi) making or participating in any tender offer, exchange offer, merger, consolidation, acquisition, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or its subsidiaries (an “Extraordinary Transaction”); (vii) entering into a voting trust, arrangement or agreement with respect to any Company voting securities (other than granting proxies in solicitations approved by the Board); (viii) seeking, alone or in concert with others, representation on the Board or the removal of any member of the Board, except as provided in the Agreement; (ix) making any stockholder proposal; (x) making any statutory demand for books and records; (xi) making certain public proposals, including with respect to changes in the number or term of directors or filling vacancies on the Board, changes in capitalization or dividend policy, amendments to governing documents, delisting of securities or termination of registration of securities; (xii) making or causing to be made any statement or announcement that disparages, defames, slanders, impugns, casts in a negative light or could damage the reputation of, the Company; (xiii) instituting litigation or other proceedings, or entering into negotiations or agreements with third parties, to effect actions prohibited by the standstill restrictions; (xiv) entering into any negotiations, agreement or understandings with any third party to take, or encouraging any third party to take, any action that the Vintage Parties are prohibited from taking pursuant to the Agreement; or (xv) making any request or submitting any proposal, directly or indirectly, to amend or waive the terms of the Agreement, in each case which would reasonably be expected to result in a public announcement of such request or proposal.

Following the Restricted Period until the termination of the Agreement, the Vintage Parties may not (x) nominate, or propose to nominate, such number of individuals for election to the Board that, if elected, would constitute fifty (50%) percent or greater of the then-current size of the Board or (y) take any action to make or otherwise participate in an Extraordinary Transaction or otherwise make a public proposal to the Company that would reasonably be expected under applicable law to be publicly disclosed regarding any such matters.

Under the Agreement, the Vintage Parties agreed to certain voting commitments. At the 2020 Annual Meeting, the Vintage Parties will cause to be present for quorum purposes and vote or cause to be voted all common stock beneficially owned by them or their controlling or controlled affiliates in favor of (i) the election of each of the Board’s nominees and (ii) otherwise in accordance with the Board’s recommendation on any proposal that does not call for voting on the approval or adoption of an Extraordinary Transaction or agreement or plan relating thereto.

At the 2021 Annual Meeting, the Vintage Parties will cause to be present for quorum purposes and vote or cause to be voted all common stock beneficially owned by them or their controlling or controlled affiliates in favor of the election of each of the Board’s nominees and for all other matters (except for a vote on an Extraordinary Transaction), the Vintage Parties will cause to be present for quorum purposes and vote or cause to be voted all common stock in excess of 11.6% of the Company’s outstanding common stock beneficially owned by them or their controlling or controlled affiliates proportionate to the other non-Vintage shareholders.

Following the 2021 Annual Meeting until the conclusion of the Restricted Period, the Vintage Parties will cause to be present for quorum purposes and vote or cause to be voted all common stock in excess of 11.6% of the Company’s outstanding common stock beneficially owned by them or their controlling or controlled affiliates proportionate to the other non-Vintage shareholders (except for a vote on an Extraordinary Transaction).

By its terms, the Agreement will remain effect until the earlier of (i) fifth (5th) anniversary of the date of the Agreement and (ii) the date that is fifteen (15) days following the date on which the Vintage Parties deliver written notice to the Company that the Vintage Parties, together with all of their respective affiliates, collectively beneficially own less than 11.6% of the Company’s outstanding common stock.

The Agreement contains various other terms and provisions entered into by the Vintage Parties.

The foregoing description of the terms and conditions of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director

On March 27, 2020, the Company increased the size of the Board to eleven members and appointed Anthony S. Ackil to fill the resulting vacancy.  Mr. Ackil was elected effective immediately and will serve as a director until the 2020 Annual Meeting or until his respective successor has been duly elected and qualified, or until the earlier of his respective death, resignation, or removal. Committee assignments for Mr. Ackil will be made at a later date.

Mr. Ackil is a restaurant industry executive who currently serves as the CEO of Streetlight Ventures, a retail support platform for small business and real estate brokers, having founded the company in 2019. He also currently serves on the boards of B.Good, and Project Bread, an organization committed to preventing and ending hunger in Massachusetts. Mr. Ackil previously founded B.Good and served as its CEO from 2004 to 2018. Before joining B.Good, he worked as a consultant for IBM, focusing on internet strategy and corporate structure. Previously, he was a consultant at PricewaterhouseCoopers from 1999 to 2003. Mr. Ackil received a B.A. from Harvard University.

Mr. Ackil, 45, will receive compensation in accordance with the Company’s standard non-employee director compensation policies, which are described in the Company’s Definitive Proxy Statement on Schedule 14A for the 2019 Annual Meeting of Stockholders filed with the SEC on April 10, 2019; provided that, instead of receiving his pro-rated RSU grant for the remainder of this term immediately, the Company will instead add that amount to his regular cycle grant in May. As of the date of these appointments, there are no transactions between the Company and Mr. Ackil that would be reportable under Item 404(a) of Regulation S-K.

As previously announced, Director Stuart Oran has decided not to stand for re-election at the 2020 Annual Meeting. Following Mr. Oran’s retirement from the Board, the Company expects that the Board size will be reduced to ten members.

ITEM 8.01 Other Events.

In addition, on March 27, 2020, the Company and the Vintage Parties issued a joint press release announcing their entry into the Agreement. A copy of the press release is attached as Exhibit 99.1.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Cooperation Agreement, dated as of March 26, 2020, by and among Red Robin Gourmet Burgers, Inc., Vintage Capital Management, LLC and Kahn Capital Management, LLC.
99.1	Press release dated March 27, 2020, announcing Anthony Ackil’s appointment to Board of Directors.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2020

RED ROBIN GOURMET BURGERS, INC.

By:	/s/ Michael L. Kaplan
Michael L. Kaplan
Executive Vice President & Chief Legal Officer